CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1, Amendment #4 of our report dated February 5, 2008, relating to the financial statements of BPW Acquisition Corp. as of December 31, 2007 and the period October 12, 2007 (inception) to December 31, 2007 and to the reference to our Firm under the caption ‘‘Experts’’ in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
February 12, 2008